EXHIBIT (16)


                        TOTAL RETURN CALCULATION

        The total return for the period from commencement of operations on October 11, 1997, to July 31, 1998, for The Illinois Municipal Fund was (0.52%)%, calculated as follows:


        TR =   (ERV - P)
               -------
                  P

Where:

        TR   = Total return =  (0.52%)
        ERV  = ending redeemable value of a hypothetical $1,000 payment made at the beginning of the base period, assuming reinvestment of all dividends and distributions = $994.82
        P    = a hypothetical initial payment of $1,000